Exhibit 99.1

PRESS RELEASE

Company:	National Bancshares Corporation
		OTC Bulletin Board - NBOH
Contact: 	Mark R. Witmer, President and CEO
Address:	112 West Market Street
		Orrville, Ohio  44667
Phone:		330.682.1010
Fax:		330.682.4644

For Immediate Release: January 17, 2012

NATIONAL BANCSHARES CORPORATION APPOINTS MARK R. WITMER, DIRECTOR

Orrville, Ohio ~ National Bancshares Corporation (OTC: NBOH) today announced that its Board of Directors has appointed Mark R. Witmer, a Director of the Company and it`s subsidiary First National Bank. Mr. Witmer has been appointed as a Class II Director, with a term expiring in April 2013, to fill a vacancy created by the retirement of a former Director.

As indicated in Form 8-K filed on September 21, 2011, Mark R. Witmer was named by National Bancshares Corporation and its wholly owned subsidiary, First National Bank to serve as President and Chief Executive Officer.

Mr. Witmer joined the Bank in July, 2010 as head of Agribusiness and Community Banking. Since joining the Bank, Mr. Witmer`s efforts have resulted in expanding Agriculture and Community Bank lending by more than 40%. Prior to joining the Bank he had extensive experience in the Farm Credit System, including commercial and consumer lending, agribusiness development, and dealer credit. Most recently he was Executive Vice President and Chief Credit Officer at Ag Choice Farm Credit. Prior to his duties with Farm Credit he was Senior Vice President, Sky Bank, Salineville, Ohio. Mr. Witmer and his wife live in Dalton, Ohio. They have four daughters.

Mr. Witmer holds a B.S. in Business/Finance from Malone University in Canton, Ohio and a Masters in Agribusiness from Virginia Tech in Blacksburg, Virginia. He was President of the South Range Local Board of Education.
Mr. Witmer is currently on the Board of the Orrville/Dalton YMCA, the Orrville Boys and Girls Club, the Wayne County Economic Development Council, and a member of the Orrville Exchange Club.

National Bancshares Corporation`s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Massillon, Fairlawn, Apple Creek, Dalton, Kidron, Lodi, Mt. Eaton, Seville and Smithville.

Forward-looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.